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                                   EXHIBIT 2

                   SECURITY PACIFIC EQUIPMENT LEASING, INC.
                  DIRECTOR AND EXECUTIVE OFFICERS INFORMATION


     The following table sets forth the names, addresses and principal occupations of the executive officers and directors of Security Pacific Equipment Leasing, Inc. Each such person is a citizen of the United States and director of Security Pacific Equipment Leasing, Inc.
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         Name and
     Business Address                       Principal Occupation
--------------------------             -------------------------------
Richard V. Harris                      Chairman of the Board
555 California Street                  and President
4th Floor                              BA Leasing & Capital
San Francisco, CA  94104               Corporation

Raymond W. McKee                       Executive Vice President
799 Market Street                      Bank of America NT&SA
8th Floor
San Francisco, CA  94103

Michael J. Murray                      Vice Chairman
555 California Street                  Bank of America NT&SA
40th Floor
San Francisco, CA  94104

K. Thomas Rose                         Chief Operating Officer and
555 California Street                  Executive Vice President
4th Floor                              BA Leasing & Capital
San Francisco, CA  94104               Corporation

John H.K. Shannahan                    Executive Vice President
555 California Street                  USCG Division Credit
41st Floor                             Administration
San Francisco, CA  94104               Bank of America NT&SA
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